Exhibit 10.54

December 8, 2008

Name of Director LTIP grantee

Address

City, State Zip

Re:          Amendment to Long-Term Incentive Plans and Awards

Dear [name]:

As you will recall, at the November Board meeting, the Board authorized the Compensation Committee to take action with respect to amendment of compensation arrangements to comply with Section 409A of the Internal Revenue Code.  The Committee met on December 4, 2008, and determined to amend the Long-Term Incentive Plans and certain Awards thereunder.  The Awards to be amended include those granted to you as a Director.  The relevant provisions deal with vesting of your Awards in the event of the termination of your term because of your death, disability or retirement (which, if applicable, is defined in the grant letter for your Awards).

This letter constitutes an amendment to any existing grant agreement evidencing Awards to you under the Long-Term Incentive Plans.  This amendment is intended to avoid unintended and adverse tax consequences to you (including acceleration of the taxability of income into a year prior to actual receipt, plus a 20% penalty) that might otherwise result.

In that regard, your existing grant agreement evidencing Awards under the Long-Term Incentive Plans is hereby amended, effective as of December 4, 2008, as follows:

1.             Each reference to “next vesting date” is replaced with “next following Distribution Date.”

2.             The definition of “Distribution Date” is hereby amended to read in full as follows:

“The phrase “Distribution Date” shall mean the day in February, May, August or November that is 45 days after the end of a calendar quarter (or, if not a business day, the closest previous business day).”

Further, each Long-Term Incentive Plan is amended by adding the following language thereto:

333 Clay Street, Suite 1600  •  Houston, Texas 77002  •  713/646-4100 or 800-564-3036

“It is the intent that each Award under this Plan shall either (i) qualify as a “short term deferral” as such phrase is used in Section 409A of the Code or (ii) comply with the requirements of Section 409A.  In that regard, notwithstanding anything in any Award to the contrary, (i) in no event shall payment of or under an Award be made later than 2½ months following the year in which such payment ceases to be subject to a substantial risk of forfeiture for purposes of Section 409A; (ii) for any Award in which all or a portion becomes “nonforfeitable” upon the occurrence of an event, the relevant provisions of such Award shall be deemed to include a proviso that (i) to the extent all requirements for vesting but for the passage of time have been met as of the occurrence of such event, payment shall be made as of the next following Distribution Date and (ii) to the extent additional vesting would require the achievement of additional performance thresholds (e.g. distribution or earnings levels), vesting shall occur and payment made (if based on a distribution) on the Distribution Date on which the threshold is achieved or (if based on earnings or other performance metric) the next Distribution Date following the date on which the threshold is achieved.  For this purpose, as used herein and in any Award, the phrase “Distribution Date” shall mean the day in February, May, August or November in any year (as such month and year are specified in the Award or as context dictates; e.g., the “next following Distribution Date” after the occurrence of an event) that is 45 days after the end of a calendar quarter (or, if not a business day, the closest previous business day).”

If you have any questions regarding these changes, please contact me at extension 4484.

Very truly yours,

PLAINS ALL AMERICAN GP LLC

By:	/s/ Tim Moore
Name:	Tim Moore
Title:	Vice President, General Counsel and Secretary